Exhibit I.3

This advertisement appears as a matter of record only

NOTICE TO RESIDENTS OF THE UNITED STATES

The securities to be offered have not been, and will not be, registered with the U.S. Securities and Exchange Commission under the U.S. Securities Act, or with any securities regulatory authority of any state or other jurisdiction in the United States, in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 801 thereunder. Neither the U.S. Securities and Exchange Commission nor any U.S. State Securities Commission has approved or disapproved of the securities to be offered or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offence in the United States.

The offer will be made for the securities of a limited liability company incorporated under the laws of the Federal Republic of Nigeria. The offer is subject to the disclosure requirements of the Federal Republic of Nigeria which are different from those of the United States. The financial statements included in the Rights Circular for the offer have been prepared in accordance with accounting standards applicable in Nigeria and thus may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Guinness Nigeria is located outside the United States and some or all of its officers and directors may be resident outside the United States. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE TO RESIDENTS OF CALIFORNIA

The rights issue is being made to residents of the United States in reliance on an exemption from the registration requirements of the U.S. Securities Act. However, the rights issue is not available to any person resident or located in California. Accordingly, no offer of securities is being made to any person resident or located in California in connection with the rights issue and any person resident or located in California is prohibited from participating in the rights issue.

RC1031358

on behalf of

Announces the result of the Rights Issue of 684,494,631 Ordinary Shares at ₦ 58.00 per share

•	With respect to the Rights Circular dated 15 March 2017, a total of 4,057 applications for 794,498,999 ordinary shares were received in connection with the Issue.

•	A total of 4,042 applications for 792,141,349 ordinary shares were found to be valid under the terms of the Issue, and were processed accordingly, while 15 applications were rejected. The Issue was therefore 116% subscribed.

•	87 applications for 63,250,282 ordinary shares were received in respect of rights purchased on the floor of The Nigerian Stock Exchange (“The NSE”).

•	A total of 3,849 shareholders fully accepted their rights totalling 487,072,299 ordinary shares.

•	A total of 106 shareholders with provisional allotment of 23,672,331 ordinary shares partially accepted their rights totalling 20,826,802 ordinary shares, thereby renouncing 2,845,529 ordinary shares.

•	A total of 110,499,719 ordinary shares were fully renounced bringing the total number of shares renounced to 113,345,248 ordinary shares.

•	A total of 571,149,383 ordinary shares were provisionally allotted to 4,042 shareholders. Of the 4,042 shareholders, 1,845 shareholders applied for additional 220,991,966 ordinary shares, of which 113,345,248 shares were allotted. The Issue was therefore 100% allotted. A breakdown of the 684,494,631 ordinary shares allotted is provided below:

Range of Shares Accepted			No. of Applicants	Rights Accepted	Additional Shares Applied for	Additional Shares Allotted	Percentage Allotted	Cumulative Total Shares Allotted
1	—	5,000	3,179	3,580,969	6,789,189	3,482,042	51%	7,063,011
5,001	—	10,000	310	2,223,488	2,706,109	1,387,946	51%	10,674,445
10,001	—	50,000	378	8,459,797	2,720,441	1,395,293	51%	20,529,535
50,001	—	100,000	62	4,564,995	818,630	419,871	51%	25,514,401
100,001	—	500,000	77	16,669,484	6,006,723	3,080,806	51%	45,264,691
500,001	—	1,000,000	16	12,971,885	1,100,000	564,183	51%	58,800,759
1,000,001		5,000,000	8	22,326,746	543,030	278,516	51%	81,406,021
5,000,001	—	10,000,000	2	16,345,823	22,613,018	11,598,060	51%	109,349,904
10,000,001	—	50,000,000	8	112,212,957	19,367,641	9,933,529	51%	231,496,390
50,000,001	AND	ABOVE	2	371,793,239	158,327,185	81,205,002	51%	684,494,631

TOTAL			4,042	571,149,383	220,991,966	113,345,248		100%

The above stated basis of allotment, as well as this announcement has been cleared by the Securities & Exchange Commission.

The rejected application monies will be transferred to the accounts of the affected applicants not later than Wednesday, 04 October 2017, while shares allotted will be credited to the CSCS account of allottees by the Registrars to the Issue, Veritas Registrars Limited, Plot 89A, Ajose Adeogun Street, Victoria Island, Lagos, not later than Wednesday, 18 October 2017. In accordance with the SEC Directive on Dematerialization of Share Certificates, allottees without CSCS accounts will have their shares credited at the CSCS using a Registrar Identification Number not later than Wednesday, 18 October 2017.

ISSUING HOUSE:

RC1031358

29 September 2017